                                                                                                                                                                                                                                                                                                                                      Exhibit 99.1

News Release

AGL Resources Reports Third Quarter and Year-to-Date 2009 Results and Guides to Higher-End of Earnings Guidance

•	Company expects results for 2009 to be at the high end or slightly above previously provided earnings guidance range

•
Third quarter 2009 diluted earnings per share (EPS) of $0.16 per share are lower than the $0.85 per diluted share in third quarter 2008 largely due to decreased gains on wholesales services segment’s storage hedges

•	Year-to-date diluted EPS of $1.97 per share, compared with $1.87 per diluted share for the prior-year period

ATLANTA – October 29, 2009 – AGL Resources Inc. (NYSE: AGL) today reported third quarter net income of $12 million, or $0.16 per basic (and diluted) share, compared with net income of $65 million, or $0.85 per basic (and diluted) share, for the third quarter of 2008.

For the nine months ended September 30, 2009, net income was $151 million, or $1.97 per diluted share, compared with net income of $143 million, or $1.87 per diluted share, for the same period in 2008.

“We continue to execute on our business plan and the results are evident in our performance through the first nine months of this year,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer.  “These results and the storage-related economic value we have created in our wholesale business put us on track to be at the high end or slightly above our earnings guidance range for the year.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed third-quarter 2009 EBIT (earnings before interest and taxes) of $48 million, compared with $59 million in the third quarter of 2008.

The decline in EBIT resulted primarily from higher operating expenses during the quarter, associated with increased pension, depreciation and payroll and benefits costs.  These expenses were partially offset by higher margin from gas storage carrying costs charged to marketers and increased pipeline replacement revenues at Atlanta Gas Light.

Year-to-date segment EBIT for distribution operations was $241 million, compared with $239 million in 2008.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, reported a third-quarter 2009 EBIT loss of $2 million, compared with a loss of $21 million in the third quarter of 2008.  Third-quarter 2008 results included an $18 million lower-of-cost-or-market natural gas inventory valuation adjustment recorded to reduce SouthStar’s weighted average cost of natural gas inventory to market value.  The adjustment resulted from the significant decrease in natural gas prices during that quarter.

Operating expenses in the third quarter of 2009 were flat relative to the prior-year period.

Year-to-date segment EBIT for retail energy operations was $66 million, compared with $47 million in 2008.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, recorded an EBIT loss of $2 million for the third quarter of 2009, compared with EBIT of $86 million in the third quarter of 2008.

The significant variance from the prior-year period was driven mainly by a $91 million decrease in operating margin.  That decline includes $110 million in decreased gains on the instruments used to hedge storage as compared to last year.  The significant decline in forward NYMEX natural gas prices in the prior year quarter resulted in $105 million of storage hedge gains as compared to $5 million in storage hedge losses in the current year quarter.    Also, operating margin from commercial activity declined $17 million during the quarter as compared to the prior-year period, reflecting mild weather and lower market volatility.  These declines were offset by a positive variance in the current period related to a $34 million lower-of-cost-or-market natural gas inventory valuation adjustment Sequent recorded in the third quarter of 2008, due to the significant decline in natural gas prices last year, and by increased gains on transportation hedges as transportation basis spreads narrowed more significantly during the third quarter of 2009 relative to the prior-year period.

Operating expenses decreased by $3 million relative to the prior-year quarter, primarily as a result of lower incentive compensation expenses.

Year-to-date segment EBIT for wholesale services was $25 million, compared with $22 million for the same period last year.

At September 30, 2009, the wholesale services segment had $45 million in economic value – that is, expected operating revenues – associated with its natural gas storage inventory that we expect will be recognized in earnings in future periods, with $23 million expected to be recognized in the fourth quarter of 2009 and the remainder in 2010 based on its current storage withdrawal schedule.  This withdrawal schedule can change in response to changes in market conditions, including forward NYMEX natural gas prices.

Energy Investments

The energy investments segment contributed EBIT of $3 million for the third quarter of 2009, equal to the segment’s contribution for the same period in 2008.  An increase in revenues at AGL Networks was offset by higher outside services expenses at Jefferson Island Storage & Hub and an increase in depreciation at Golden Triangle Storage.

Year-to-date segment EBIT was $7 million, compared with $18 million in 2008.  The decline reflects a decrease in operating margin at AGL Networks due to a network expansion project completed in 2008, and at Jefferson Island Storage & Hub as a result of decreased interruptible margins.  In addition, operating expenses increased as a result of higher outside services costs for Jefferson Island due to its litigation over a disputed mineral lease with the State of Louisiana and increased depreciation expense at Golden Triangle Storage.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter of 2009 was $26 million, down $3 million from the third quarter of 2008.  The decline in interest expense resulted from a decrease in short-term interest rates and slightly lower average debt balances.  Interest expense for the nine months ended September 30, 2009 was $75 million, down $10 million from the same period last year.

Income taxes for the third quarter of 2009 were $7 million, compared with $39 million in the third quarter of 2008.  The decrease reflects lower consolidated earnings for the quarter relative to the prior year.  For the nine months ended September 30, 2009, income tax expense was $92 million, compared with $86 million for the same period in 2008.  The increase primarily reflects higher consolidated earnings year-to-date relative to the same period in 2008.

2009 EARNINGS OUTLOOK

Based on better than expected results in each of the company’s operating segments through the first three quarters of 2009, and on the storage-related economic value created in wholesale services expected to be realized as operating revenues in the fourth quarter of 2009, AGL Resources expects its 2009 earnings results to be at the top end or slightly above its previously stated earnings guidance range of $2.65 to $2.75 per diluted share.  This expectation assumes normal weather and average volatility in natural gas prices, and excludes the impact on reported results of mark-to-market and natural gas inventory valuation adjustments or changes in our natural gas inventory withdrawal schedule for the wholesale services segment.  Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2009 significantly above or below this outlook.  Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its third-quarter 2009 earnings conference call and webcast on Thursday, October 29, 2009, at 9 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 888/396-2384 in the United States or 617/847-8711 outside the United States. The confirmation code is 28340087. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 95648661. A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a current 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," “potential,” "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the information under the heading “Wholesale Services” and “2009 Earnings Outlook.” Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at www.aglresources.com under the Investor Relations section.

Contacts:         Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Alan Chapple
Office:404-584-4095
Cell:    404-783-3011
achapple@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Nine Months Ended
	September 30, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2009	9/30/2008	Fav/(Unfav)	9/30/2009	9/30/2008	Fav/(Unfav)

Operating Revenues	$307	$539	$(232)	$1,679	$1,995	$(316)

Cost of Gas	99	261	162	840	1,193	353

Operation and Maintenance Expenses	115	104	(11)	359	337	(22)

Depreciation and Amortization	40	38	(2)	118	112	(6)

Taxes Other Than Income	10	10	-	34	33	(1)

Total Operating Expenses	264	413	149	1,351	1,675	324

Operating Income	43	126	(83)	328	320	8
Other Income	2	2	-	7	6	1

Earnings Before Interest & Taxes	45	128	(83)	335	326	9
Interest Expense, Net	26	29	3	75	85	10

Earnings Before Income Taxes	19	99	(80)	260	241	19
Income Tax Expense	7	39	32	92	86	(6)

Net Income	12	60	(48)	168	155	13

Less Net (Loss) Income Attributable to Noncontrolling Interest	-	(5)	(5)	17	12	(5)
Net Income Attributable to AGL Resources Inc.	$12	$65	$(53)	$151	$143	$8

Earnings Per Common Share
Basic	$0.16	$0.85	$(0.69)	$1.97	$1.87	$0.10
Diluted	$0.16	$0.85	$(0.69)	$1.97	$1.87	$0.10
Shares Outstanding
Basic	76.9	76.4	(0.5)	76.7	76.2	(0.5)
Diluted	77.2	76.6	(0.6)	76.9	76.5	(0.4)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Nine Months Ended
	September 30, 2009 and 2008
	Unaudited
	(In millions, except per share amounts)

	Three Months			Nine Months

	9/30/2009	9/30/2008	Fav/(Unfav)	9/30/2009	9/30/2008	Fav/(Unfav)

Distribution Operations	$48	$59	$(11)	$241	$239	$2
Retail Energy Operations	(2)	(21)	19	66	47	19
Wholesale Services	(2)	86	(88)	25	22	3
Energy Investments	3	3	-	7	18	(11)
Corporate	(2)	1	(3)	(4)	-	(4)
Consolidated EBIT	45	128	(83)	335	326	9
Interest Expense, Net	26	29	3	75	85	10
Income Tax Expense	7	39	32	92	86	(6)
Net Income	12	60	(48)	168	155	13

Less Net (Loss) Income Attributable to the Noncontrolling Interest	-	(5)	(5)	17	12	(5)
Net Income Attributable to AGL Resources Inc.	$12	$65	$(53)	$151	$143	$8

Earnings per Common Share
Basic	$0.16	$0.85	$(0.69)	$1.97	$1.87	$0.10
Diluted	$0.16	$0.85	$(0.69)	$1.97	$1.87	$0.10

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Nine Months Ended
	September 30, 2009 and 2008
	Unaudited
	(In millions)

	Three Months			Nine Months

	9/30/2009	9/30/2008	Fav/(Unfav)	9/30/2009	9/30/2008	Fav/(Unfav)

Operating Revenues	$307	$539	$(232)	$1,679	$1,995	$(316)
Cost of Gas	99	261	162	840	1,193	353
Operating Margin	$208	$278	$(70)	$839	$802	$37